Exhibit 99.1

BERKSHIRE HATHAWAY INC.

NEWS RELEASE

FOR IMMEDIATE RELEASE	August 5, 2023

Omaha, NE (BRK.A; BRK.B) –

Berkshire’s operating results for the second quarter and first six months of 2023 and 2022 are summarized in the following paragraphs. However, we urge investors and reporters to read our 10-Q, which has been posted at www.berkshirehathaway.com. The limited information that follows in this press release is not adequate for making an informed investment judgment.

Earnings of Berkshire Hathaway Inc. and its consolidated subsidiaries for the second quarter and first six months of 2023 and 2022 are summarized below. Earnings are stated on an after-tax basis. (Dollar amounts are in millions, except for per share amounts).

	Second Quarter		First Six Months
	2023	2022	2023	2022
Net earnings (loss) attributable to Berkshire shareholders	$35,912	$(43,621)	$71,416	$(38,041)

Net earnings (loss) includes:
Investment and derivative gains (losses)	25,869	(53,038)	53,308	(54,618)
Operating earnings	10,043	9,417	18,108	16,577

Net earnings (loss) attributable to Berkshire shareholders	$35,912	$(43,621)	$71,416	$(38,041)

Net earnings (loss) per average equivalent Class A Share	$24,775	$(29,663)	$49,152	$(25,832)
Net earnings (loss) per average equivalent Class B Share	$16.52	$(19.78)	$32.77	$(17.22)
Average equivalent Class A shares outstanding	1,449,542	1,470,577	1,452,971	1,472,628
Average equivalent Class B shares outstanding	2,174,313,670	2,205,865,262	2,179,456,816	2,208,942,539

Note: Per share amounts for the Class B shares are 1/1,500th of those shown for the Class A.

Generally Accepted Accounting Principles (“GAAP”) require that we include the changes in unrealized gains (losses) of our equity security investments as a component of investment gains (losses) in our earnings statements. In the table above, investment gains (losses) in 2023 include gains of $24.2 billion in the second quarter and $47.6 billion in the first six months and in 2022 include losses of $53.0 billion in the second quarter and $53.8 billion in the first six months due to changes during the second quarter and the first six months in the unrealized gains that existed in our equity security investment holdings. Investment gains (losses) in 2023 also include after-tax realized gains on sales of investments of $1.6 billion in the second quarter and $3.3 billion in the first six months and in 2022 include after-tax realized gains on sales of investments of $44 million in the second quarter and after-tax realized losses of $568 million in the first six months. In the first six months of 2023 investment gains also include a net remeasurement gain of approximately $2.4 billion related to Berkshire’s acquisition of an additional 41.4% interest in Pilot Travel Centers.

The amount of investment gains (losses) in any given quarter is usually meaningless and delivers figures for net earnings per share that can be extremely misleading to investors who have little or no knowledge of accounting rules.

An analysis of Berkshire’s operating earnings follows (dollar amounts are in millions).

	Second Quarter		First Six Months
	2023	2022	2023	2022
Insurance-underwriting	$1,247	$715	$2,158	$882
Insurance-investment income	2,369	1,906	4,338	3,076
BNSF	1,264	1,664	2,511	3,035
Berkshire Hathaway Energy Company	785	789	1,201	1,564
Other businesses	3,503	3,249	6,568	6,274
Non-controlled businesses *	535	182	1,103	464
Other**	340	912	229	1,282

Operating earnings	$10,043	$9,417	$18,108	$16,577

*	Includes certain businesses in which Berkshire had between a 20% and 50% ownership interest.
**

Includes foreign currency exchange gains related to non-U.S. Dollar denominated debt in 2023 of $465 million in the second quarter and $448 million of the first six months and in 2022 of approximately $1.1 billion in the second quarter and approximately $1.6 billion in the first six months.

Approximately $1.4 billion was used to repurchase Berkshire shares during the second quarter of 2023, bringing the six-month total to $5.8 billion. On June 30, 2023, there were 1,447,541 Class A equivalent shares outstanding.

At June 30, 2023, insurance float (the net liabilities we assume under insurance contracts) was approximately $166 billion, an increase of approximately $2 billion from yearend 2022.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included herein.

Berkshire presents its results in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use Berkshire’s financial information. That presentation includes the use of certain non-GAAP financial measures. In addition to the GAAP presentations of net earnings, Berkshire shows operating earnings defined as net earnings exclusive of investment and derivative gains (losses) and impairments of goodwill and intangible assets.

Although the investment of insurance and reinsurance premiums to generate investment income and investment gains or losses is an integral part of Berkshire’s operations, the generation of investment gains or losses is independent of the insurance underwriting process. Moreover, as previously described, under applicable GAAP accounting requirements, we are required to include the changes in unrealized gains (losses) of our equity security investments as a component of investment gains (losses) in our periodic earnings statements. In sum, investment gains (losses) for any particular period are not indicative of quarterly business performance.

About Berkshire

Berkshire Hathaway and its subsidiaries engage in diverse business activities including insurance and reinsurance, utilities and energy, freight rail transportation, manufacturing, retailing and services. Common stock of the company is listed on the New York Stock Exchange, trading symbols BRK.A and BRK.B.

Cautionary Statement

Certain statements contained in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

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Contact

Marc D. Hamburg

402-346-1400